Exhibit 10.19
BY E-MAIL AND OVERNIGHT MAIL
February 10, 2005
Mr. Philip Hertik
Windsor Health Group
215 Centerview Drive, Suite 300
Brentwood, TN 37027
Dear Phil:
     Subject to the vote of the shareholders, it is my pleasure to invite you to join the Board of Directors of Tandem Health Care, Inc. (“the Board”). The next Board meeting is scheduled for March 3, 2005 at 11:00 AM (ET) by conference call. I invite you to join the Board on that call.
     As we have discussed, you will be reimbursed for expenses associated with attending meetings and fulfilling your duties as a Director. Please submit these expenses to Sharon Mason, Corporate Office Manager at the Maitland, Florida office.
     I am pleased to offer you a grant of 20,000 stock options at fair market value, subject to the approval of the Board at the next meeting.
     You will receive $25,000 per year, payable quarterly, in advance for fulfilling all of your duties as a Tandem Board member. Tandem has historically scheduled four quarterly in-person meetings per year with additional conference calls as necessary. The frequency of these meetings may increase as the needs of the Company require.
     If you are in agreement with the above, please sign two copies of this letter, and return one to me.
     I am very excited about having you join the Tandem Health Care Board of Directors and I look forward to a very successful relationship.
Sincerely,
/s/ Lawrence R. Deering
Lawrence R. Deering
Chairman and CEO
800 Concourse Parkway S., Suite 200, Maitland, FL 32751
Tel (407) 571-1550 Fax (407) 571-1599

Hertik Board Letter

Agreed to in all respects:

Date:	February 11, 2005

By:	/s/ Philip Hertik

Philip Hertik

cc:	William Matthes
Mark Visser
John Whitman
Rob Gluskin
Joe Conte
Gene Curcio
Rosemary Corsetti
Sharon Mason
Stephanie Ho
Hertik Board.doc 2/10/05